                                                Filed pursuant to Rule 424(b)(3)

                                                               File # 333-104055

                SIXTH PROSPECTUS SUPPLEMENT DATED OCTOBER 4, 2004

                                       TO

                          PROSPECTUS DATED MAY 21, 2003

                                5,000,000 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

         This prospectus supplement supplements the prospectus dated May 21, 2003 of Champion Enterprises, Inc. ("Champion") relating to 5,000,000 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus Supplement is October 4, 2004.



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         The section of the Prospectus under the heading "Selling Shareholders"
is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated October 4, 2004 and reflects selling shareholder information as of that date.

                                                                            Shares of Common Stock
                                                                            ----------------------
                                                                       Beneficially                  Percent of
                                Present Positions, Offices or          owned as of      Offered     class owned
                            Relationships with the Company and its     date of this     by this        after
          Name                Affiliates During the Past 3 Years        Prospectus     Prospectus     Offering
          ----                ----------------------------------        ----------     ----------     --------
                                             (4)                           (5)                          (6)
John Bushman (1)           Consultant                                    46,547       1,160,388          *
ICA Group, Inc. (2)        N/A                                           53,720       1,368,590          *
Investment Corp. of        N/A                                           21,160         539,099          *
America (2)
Ed Lasater (3)             President                                     68,062         385,770          *
Roger Lasater (3)          Formerly, Senior Vice President Sales &       62,781         249,185          *
                           Marketing for Champion Enterprises, Inc.
                           Formerly, EVP A-1 Homes Group LP,
                           President, Western Region Retail of
                           Champion Enterprises, Inc., President of
                           Genesis Homes
Jeff Bushman (1)           Formerly, Regional Vice President             11,895         303,058          *
Gary Chipman               Regional Vice President                       11,848         212,698          *
Jim Kirk                   Formerly, Regional Vice President of          32,470         209,890          *
                           Homes America of Arizona, Inc.
Harvey Andrews             Formerly, General Manager                      6,143         156,525          *
Brad Bushman (1)           Formerly, General Manager Wholesale            5,070         129,185          *
                           Division
Sandy Tucker               General Manager                                3,267          32,293          *
Mike McGinnis              Director of Training                           8,071          94,713          *
                           Formerly, General Manager
Ben Spector                Formerly, General Manager                      2,337          59,560          *
Gay Clary                  Formerly, General Manager                        203           5,193          *
Andy Lasater (3)           Executive Vice President                       5,770          51,473          *
Ron Borders                Formerly, Salesman, General Manager              625          15,943          *
Eddie Harrison             Regional Vice President                        5,607          26,437          *
                           Formerly, General Manager

* Less than 1%

(1) John Bushman is the father of Jeff Bushman and Brad Bushman. Each of these three disclaims beneficial ownership of the shares held by the other two.




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(2)      ICA Group, Inc. and Investment Corp. of America are both privately owned corporations. John Bushman, through the C&J Revocable Trust owns 84% of the common stock of each corporation and Ed Lasater owns the remaining 16%.

(3) Ed Lasater, Roger Lasater and Andy Lasater are all brothers. Each of these three disclaims beneficial ownership of the shares held by the other two.

(4) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, LP, a subsidiary of Champion Enterprises, Inc.

(5) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder under the Convertible Promissory Notes.

(6) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.



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